Exhibit 99.1

News

Investor Contact: Jeffrey Schnell Vice President, Investor Relations investor@quakerhoughton.com T.+1.610.832.4087	Media Contact: Nicole Mezlo Communications Lead media@quakerhoughton.com T. +1.202.213.2490

For Release: Immediate

Quaker Houghton Announces CFO Transition

CONSHOHOCKEN, PA (May 9, 2024) /PRNewswire/ – Quaker Houghton ("the Company"; NYSE: KWR) announced today that it has appointed Tom Coler as Executive Vice President and Chief Financial Officer effective June 10, 2024. Mr. Coler succeeds Shane Hostetter, who has held the role since 2021 and will be leaving the Company to pursue other opportunities. Mr. Hostetter will remain at the company through August 4, 2024, to ensure an orderly transition.

Andy Tometich, Chief Executive Officer and President, commented, “Tom is an experienced financial executive with expertise in driving growth and leading transformation. He has demonstrated success as a CFO as well as in various financial leadership roles at both public and private companies. I am confident Tom will be an excellent partner to build on the momentum in our business, accelerate our growth and continue to generate long-term shareholder value.”

Mr. Tometich added, “On behalf of the Board of Directors and management team, I want to thank Shane for his meaningful contributions which have benefitted all aspects of our business throughout his 13-year tenure with the Company. While at Quaker Houghton, Shane has improved our strong financial foundation, advanced our strategic initiatives, and helped to further unlock our growth potential. We wish him continued success in his future endeavors.”

Mr. Coler brings extensive experience in corporate finance, financial planning and analysis, corporate development, integration, transformation and implementing information technology solutions. He has a proven track record driving growth and enhancing productivity at global public companies across multiple industries. Currently, Mr. Coler is Executive Vice President and Chief Financial Officer at Savage Companies, a privately held global supply chain and logistics service provider, a position he has held since October 2022. Prior to joining Savage Companies, Mr. Coler served as Vice President, Finance for the Health, Hygiene & Consumables business unit from 2019-2022 and Vice President, Corporate Finance from 2017-2019 at H.B. Fuller Corporation. Previously, he served as Vice President, Finance for Polaris Industries from 2015 to 2017 and Senior Director, Finance from 2012 to 2015. Prior, Mr. Coler held various leadership positions within the finance organizations at Ecolab Corporation and Boston Scientific. Mr. Coler is a Certified Public Accountant (CPA) and Chartered Financial Analyst (CFA).

About Quaker Houghton

Quaker Houghton is the global leader in industrial process fluids. With a presence around the world, including operations in over 25 countries, our customers include thousands of the world’s most advanced and specialized steel, aluminum, automotive, aerospace, offshore, container, mining, and metalworking companies. Our high-performing, innovative and sustainable solutions are backed by best-in-class technology, deep process knowledge and customized services. With approximately 4,400 employees, including chemists, engineers and industry experts, we partner with our customers to improve their operations so they can run even more efficiently, even more effectively, whatever comes next. Quaker Houghton is headquartered in Conshohocken, Pennsylvania, located near Philadelphia in the United States. Visit quakerhoughton.com to learn more.